Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

September 5, 2018

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Ladies and Gentlemen:

We have acted as counsel to Dell Technologies Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of July 1, 2018 (the “Merger Agreement”), between the Company and Teton Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company with the Company surviving the Merger, and the issuance by the Company of up to 275,000,000 shares (the “Shares”) of common stock, par value $0.01 per share, designated as Class C Common Stock, in connection with the Merger under the Registration Statement on Form S-4 (File No. 333-226618) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

We have examined the Registration Statement, the form of Fifth Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Merger Agreement, each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion

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hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In rendering our opinion, we have assumed that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) any representations made in the Merger Agreement “to the knowledge of”, or based on the belief of the party making the representation or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification, and (iv) the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences to U.S. Holders of Class V Common Stock.”

There are no Code provisions, U.S. federal income tax regulations, court decisions or published Internal Revenue Service (“IRS”) rulings that directly address the characterization of stock with characteristics similar to the Class V Common Stock and the IRS will not issue advance rulings regarding such characterization. In the past, the IRS and prior presidential administrations have announced that they are studying the appropriate treatment of stock similar

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to the Class V Common Stock or have proposed changing the tax treatment of such stock. In the absence of tax authorities directly on point or an advance ruling from the IRS, the characterization of the Class V Common Stock as stock of the Company and treatment of the Merger as a recapitalization under section 368(a)(1)(E) of the Code is not free from doubt and there can be no assurance that the IRS or a court would not take a contrary position to the opinions set forth herein.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

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We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Consequences to U.S. Holders of Class V Common Stock” in the Proxy Statement/Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
Simpson Thacher & Bartlett LLP

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